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                                                                       Exhibit 8

                              KELLEY DRYE & WARREN
                                101 Park Avenue
                            New York, New York 10178
                                 (212) 808-7800





                                                January 25, 1994

Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, Utah 84104

         Re:     Smith's Food & Drug Centers, Inc. -
                 Shelf Registration of Pass Through Certificates

Ladies and Gentlemen:

         We have acted as special counsel to Smith's Food & Drug Centers, Inc., a Delaware corporation ("Smith's"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a shelf Registration Statement on Form S-3 (Registration No. 33-51097) as amended by Amendment No. 1 thereto (the "Registration Statement"). The Registration Statement relates to up to $300 million aggregate principal amount (or such greater amount to the extent issued at less than par) of Pass Through Certificates that may be issued in one or more series from time to time on a delayed basis (the "Pass Through Certificates"). Each series of Pass Through Certificates will be issued under a separate Pass Through Trust Agreement (the "Agreement") by and between Smith's and Wilmington Trust Company, as Trustee, substantially in the form filed as Exhibit 4.1 to the Registration Statement.

         You have requested our opinion concerning the section of the prospectus (the "Prospectus") forming part of the Registration Statement entitled "Certain Federal Income Tax Consequences." In connection with the opinion rendered herein, we have examined and relied on (i) the Registration Statement, including the Prospectus; (ii) the form of the Agreement and Pass Through Certificates; and (iii) the remaining exhibits to the Registration Statement. This opinion is made in reliance upon the representations made in the Registration Statement and upon our examination of the other documents listed above and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed for purposes of this opinion that the Pass Through Trusts will be formed and operated strictly in accordance with the Registration Statement and the form of Agreement appended thereto as an exhibit, and that the representations made in the above documents are accurate. We have not been requested, and we have not undertaken, to make any independent investigation to verify the accuracy of such representations.
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         In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such copies, the conformity of all final documents to documents submitted to us as drafts and the legal capacity of all natural persons.

         The following opinion is based upon the Internal Revenue Code of 1986, as amended to the date of this letter (the "Code"), the Treasury Regulations promulgated thereunder, current administrative positions of the Internal Revenue Service (the "Service") contained in published Revenue Rulings and Revenue Procedures, and existing judicial decisions. We have also considered proposed Treasury Regulations and private rulings issued by the Service in Private Letter Rulings and Technical Advice Memoranda, which, although they are not precedential authority that binds the Service, do provide some indication of how the Service may rule in a similar case.

         In rendering the opinion set forth below, we have further assumed that proposed Treasury Regulations under the taxable mortgage pool rules of Code section 7701(i) are declaratory of existing Federal tax law affecting entities that might be classified as taxable mortgage pools. However, these proposed Treasury Regulations do not constitute binding authority until adopted as final or temporary Treasury Regulations. In addition, we express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States, nor do we express any opinion, either implicitly or otherwise, on any legal issue not expressly addressed below, or as to any issue of fact.

         Based on the foregoing, we are of the opinion that the description of Federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the Prospectus, while not purporting to discuss all possible Federal income tax consequences of an investment in the Certificates, is accurate in all material respects with respect to those Federal income tax consequences which are discussed under presently existing law, judicial decisions and administrative interpretations, subject to the conditions and qualifications set forth therein.

         The opinion expressed in this letter is limited to authorities existing as of the date hereof, and we assume no obligation or responsibility to update any of the material contained herein. No assurance can be given that forthcoming legislation, administrative changes or court decisions will not significantly alter the conclusions reached in this opinion. Any change in the tax laws may or may not be applied retroactively to transactions entered into or completed prior to the adoption of such change. In addition, we cannot provide assurance that the Service will agree with the conclusions reached in this opinion and that, if any issue were to be litigated, the Service would not be successful.

         This opinion is given solely for the benefit of Smith's, and no other person is entitled to rely hereon. This letter may not be quoted in whole or in part, or otherwise referred to in any document, without our prior consent.





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Smith's Food & Drug Centers, Inc.          -3-                  January 25, 1994



         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the first paragraph under the caption "Certain Federal Income Tax Consequences" in the Prospectus relating to the Pass Through Certificates which constitutes part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                          Very truly yours,



                          /s/KELLEY DRYE & WARREN